Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-172962) pertaining to the 2007, 2008 and 2010 Stock Incentive Plans of ChinaCache International Holdings Ltd.,

2)	Registration Statement (Form S-8 No. 333-176751) pertaining to the 2011 Share Incentive Plan of ChinaCache International Holdings Ltd., and

3)	Registration Statement (Form F-3 No. 333-195192) and related prospectus of ChinaCache International Holdings Ltd.;

of our report dated November 29, 2019, with respect to the consolidated financial statements of ChinaCache International Holdings Ltd. included in this Annual Report (Form 20-F) of ChinaCache International Holdings Ltd. as of December 31, 2017 and 2018 and for each of three years in the period ended December 31, 2018.

/s/ Marcum Bernstein & Pinchuk LLP

November 29, 2019